UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BRT APARTMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, NY  11021

Supplement dated April 30, 2026 to Proxy Statement for
Annual Meeting of Stockholders
to be held June 10, 2026

This Amendment No. 1 (this “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by BRT Apartments Corp. (the “Company”) with the U.S. Securities and Exchange Commission on April 20, 2026 (the “Original Filing”) for the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”) to be held on June 10, 2026, at 9:00 a.m., Eastern Time, is being filed to clarify the applicable voting standard for, and impact of abstentions on, proposal 4 (the “Proposal”) regarding the approval of the BRT Apartments Corp. 2026 Incentive Plan. The statements on page 3 in the Original Filing under “How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?” are amended to clarify that with respect to the Proposal, abstentions will not be considered “votes cast” and therefore will not be included in vote totals and will not affect the outcome of the vote for the Proposal 4. Accordingly, such section is amended and restated as follows:

“How many votes are needed to approve each of the proposals assuming that a quorum is present at the annual meeting?

The affirmative vote of a majority of the total votes cast “for” and “against” as to a nominee is required for the election of such nominee as director. Abstentions, if any, and broker non-votes, will not be counted as votes cast and will have no effect on the results of the election of any director.

The affirmative vote of a majority of all of the votes cast on the Say-on-Pay Proposal and the E&Y Ratification Proposal are required for approval of such proposal. For purposes of such votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the votes on each such proposal. Agents are not prohibited from voting shares held in street name in their discretion on the E&Y Ratification Proposal, and we do not expect to receive any broker non-votes on this proposal.

The affirmative vote of a majority of all of the votes cast on the proposal to approve the Plan is required for its approval. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote on such proposal.

Although the Say-on-Pay Proposal is advisory and not binding on the Board or us in any way, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders’ concerns and take them into account in future determinations with respect to this matter.”

This Amendment should be read together with the matters set forth in the Original Filing. Other than as set forth above, all other items of the Original Filing are incorporated herein by reference without change.  In addition, this Amendment does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events. Capitalized terms used without being defined herein shall have the meanings ascribed to such terms by the Original Filing.

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote.  Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. If you would like to change or revoke your prior vote on any proposal, please refer to page 3 in the Original Filing for instructions on how to do so.  If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions.

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

This Amendment, the Notice of Annual Meeting, the Proxy Card, the Original Filing and the 2025 Annual Report to Stockholders are available at www.brtapartments.com/annualmeetingmaterials.pdf